SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ALANCO TECHNOLOGIES, INC.

                 (Exact name of registrant specified in charter)





                   Arizona                      86-0220694

                (State or other jurisdiction of (I.R.S. Employer

               Incorporation or organization) Identification No.)



                          15575 North 83rd Way, Suite 3

                            Scottsdale, Arizona 85260

                                 (480) 607-1010

          (Address and telephone number of principal executive offices)



                               Robert R. Kauffman
                             Chief Executive Officer
                            Alanco Technologies, Inc.
                          15575 North 83rd Way, Suite 3
                            Scottsdale, Arizona 85260
                                 (480) 607-1010
            (Name, address and telephone number of agent for service)

                                 With a Copy to:

                               Steven P. Oman, Esq.
                           10446 N. 74th Street, Suite 130
                             Scottsdale, Arizona 85258



APPROXIMATE  DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: FROM TIME TO TIME AFTER THE  EFFECTIVENESS OF THISREGISTRATION STATEMENT

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                          CALCULATION OF REGISTRATION FEE

      Title of each                             Proposed
   class of securities       Amount to be   maximum aggregate      Amount of
    to be registered         Registered     offering price (1) registration fee
    ----------------         ------------   ------------------ ----------------

Class A Common Stock           7,616,493         $0.52            $423.78

Rights attached to above
shares ofClass A Common
Stock Under Shareholder
Rights Plan  (2)
                               7,616,493         $0.00               --


(1) Calculated for purposes of this offering under Rule 457(c) under the Securities Act of 1933 using the average of the high and low sales prices for the Company's Class A Common Stock on the NASDAQ Capital Market as of October 4, 2006.

(2) Each share of the Company's Class A Common Stock has a Right attached to it in accordance with the Company's Shareholder Rights Plan (more fully described on page 17 of this Prospectus). These Rights are also being registered in this Prospectus.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED October 3, 2006


PROSPECTUS

                            ALANCO TECHNOLOGIES, INC.
                    7,616,493 Shares of Class A Common Stock
                      And the Rights Attached to the Shares

THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 5 FOR INFORMATION THAT YOU SHOULD CONSIDER.

This prospectus is being used in connection with offerings from time to time by some of our stockholders. We issued the shares offered in this prospectus to the selling stockholders in connection with private placement financings completed in 2006, our June 2006 acquisition of StarTrak Systems, LLC, and a September 2006 financing transaction. We expect that sales of shares of Class A Common Stock under this prospectus will be made

     o   in broker's transactions;

     o   in transactions directly with market makers; or

     o   in privately negotiated sales or otherwise.

The selling stockholders will determine when they will sell their shares, and in all cases they will sell their shares at the current market price or at negotiated prices at the time of the sale. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of their shares of Class A Common Stock. The selling stockholders and the brokers and dealers that they utilize may be deemed to be "underwriters" within the meaning of the securities laws, and any commissions received and any profits realized by them on the sale of shares may be considered to be underwriting compensation. See "Plan of Distribution."

The selling stockholders beneficially own all 7,616,493 shares of Class A Common Stock. We will not receive any part of the proceeds from the sale of the shares. The registration of the shares on behalf of the selling stockholders, however, does not necessarily mean that any of the selling stockholders will offer or sell their shares under this registration statement, or at any time in the near future.

Our Class A Common Stock is listed on the NASDAQ Capital Market, or NASDAQ, under the symbol "ALAN." On October 4, 2006, the last sale price of our Class A Common Stock on NASDAQ was $0.52 per share.

You should read this prospectus and any prospectus supplements carefully before deciding to invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

              The date of this prospectus is _______________, 2006.


                                TABLE OF CONTENTS

                                                                         Page



     Summary                                                              5

     Risk Factors                                                         5

     Safe Harbor Statements Under the Private Securities
          Litigation Reform Act of 1995                                   9

     Issuance of Securities to Selling Stockholders                      10

     Use of Proceeds                                                     11

     Plan of Distribution                                                11

     Selling Stockholders                                                13

     Description of Securities                                           16

     Legal Matters                                                       20

     Experts                                                             20

     Where You Can Find More Information                                 20

     Information Incorporated by Reference                               21

                                     SUMMARY

         The following summary does not contain all of the information that may be important to purchasers of our Class A Common Stock. Prospective purchasers of Class A Common Stock should carefully review the detailed information and financial statements, including notes thereto, appearing elsewhere in or incorporated by reference into this prospectus.

                                  The Company

Our company, Alanco Technologies, Inc., together with our subsidiaries, is a provider of advanced information technology solutions. Our operations at the end of fiscal 2006 (June 30, 2006) were diversified into three reporting business segments including: (i) design, production, marketing and distribution of wireless tracking and subscription information technology for the refrigerated transportation industry (ii) design, production, marketing and distribution of RFID tracking technology for the corrections market, and (iii) manufacturing, marketing and distribution of data storage products.

Effective June, 2002, we acquired radio frequency identification (RFID) tracking technology through the acquisition of the operations of Technology Systems International, Inc., a Nevada corporation. Effective June 30, 2006, we acquired the operations of StarTrak Systems, LLC, a provider of wireless tracking and subscription data services to the transportation industry. We continue to participate in the data storage market through our wholly-owned subsidiary, Excel/Meridian Data, Inc., a manufacturer of network attached storage systems for mid-range organizations.

Our principal executive offices are located at 15575 North 83rd Way, Suite 3, Scottsdale, AZ 85260, and our telephone number is (480) 607-1010.

                                 The Offering


Securities offered by the
     Selling Shareholders........7,616,493  shares  of  Class A  Common  Stock and  7,616,493 Rights  attached  to the  Class
                                 A  Common  Stock  under  the Shareholder
                                 Rights Plan

Class A Common Stock
     currently outstanding.......38,688,706 shares (1)

Use of proceeds..................We will not receive  any of the  proceeds of sales of Class A Common Stock by the Selling
                                 Shareholders.  We may,  however, receive
                                 proceeds from the exercise of certain rights
                                 held by some of the  Selling  Shareholders
                                 under  stock  options  or warrants to purchase
                                 Class A Common Stock from us if that is
                                 the origin of shares sold by those Selling
                                 Shareholders.

Risk Factors.....................Prospective  purchasers should carefully consider the factors discussed under "Risk
                                 Factors."

NASDAQ symbol....................ALAN

 (1) Excludes (i) 14,789,000 shares of Class A Common Stock reserved for issuance upon exercise of stock options outstanding as of October 3, 2006; (ii) 124,250 shares reserved for issuance upon the exercise of stock options that may be granted in the future under our stock option plans; (iii) 8,620,476 shares reserved for issuance upon exercise of outstanding warrants; (iv) 10,088,811 shares reserved for issuance upon conversion of the Series A Convertible Preferred Stock; and (v) 975,299 shares reserved for issuance upon conversion of the Series B Convertible Preferred Stock.

                                  RISK FACTORS


An investment in Alanco involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the following risk factors in determining whether or not to purchase the shares of Class A Common Stock offered under this prospectus. These matters should be considered in conjunction with the other information included or incorporated by reference in this prospectus. This prospectus contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this prospectus and include statements regarding the intent, belief or current expectations of our management, directors or officers primarily with respect to our future operating performance. Prospective purchasers of our securities are cautioned that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. The accompanying information contained in this prospectus, including the information set out below, identifies important factors that could cause such differences. See "Safe Harbor Statements Under the Private Securities Litigation Reform Act of 1995."

StarTrak Systems acquisition. We acquired the operations of StarTrak Systems, LLC ("StarTrak") effective June 30, 2006. StarTrak is a leading provider of wireless tracking and subscription data services to the transportation industry, with a focus upon the refrigerated or "Reefer" segment of the transport industry. StarTrak provides wireless (including GPS, cellular and radio) tracking, monitoring and control services to this market. The following risks are relevant with respect to the acquisition:

o We are anticipating significant revenue growth from sales of StarTrak products in the transportation market. We do not have experience in the transportation market, and there is no certainty that we will be able to capture the required market share for StarTrak to achieve its anticipated financial success. The StarTrak system is currently being marketed to the transportation market as a tool to increase efficiency and reduce costs of the refrigerated supply chain by wireless monitoring and control of critical Reefer data, including GPS location, cargo temperatures and Reefer fuel levels. Although StarTrak is the dominant provider for tracking, management and control services of the refrigeration transport market and is currently the only tracking system, to the best of our knowledge, which is able to provide direct interaction with the customer allowing for remote adjustments of variables controlled by the unit, there are other tracking/monitoring systems being marketed to the refrigerated transport industry. There is no certainty that the transportation industry will adopt this technology broadly enough for us to reach our marketing projections.

o Our StarTrak technology is reliant on key personnel who developed and understand the technology. The loss of the services of those key technology personnel could have an adverse effect on the business, operating results and financial condition of our company.

TSI acquisition. We acquired the business and assets of Technology Systems International, Inc. ("TSI") effective June 2002, creating the Company's RFID Technology segment. During fiscal 2005, we changed the name of Technology Systems International, Inc. to Alanco/TSI PRISM, Inc. ("ATSI"). The following risks are relevant with respect to the acquisition:

o We had anticipated significant revenue growth from sales of the TSI PRISM tracking system in the corrections market in prior years which was not realized. We continue to anticipate future significant revenue growth from sales of the TSI PRISM tracking system; however, there is no certainty that we will be able to capture the required market share for ATSI to achieve its anticipated financial success. The TSI PRISM system is currently being marketed to the corrections market as a prison and jail management tool and officer safety system. Although there are other inmate and officer monitoring systems being marketed to the corrections industry, the TSI PRISM system is currently the only system, to the best of our knowledge, that is able to continuously (every two seconds) monitor the location of both officers and prisoners, both inside and outside of buildings. There is no certainty that the corrections industry will adopt this technology broadly enough for us to reach our marketing projections.

o Our TSI PRISM technology is reliant on key personnel who developed and understand the technology. The loss of the services of those key technology personnel could have an adverse effect on the business, operating results and financial condition of our company.

o See Legal Matters for a discussion of a legal suit filed in connection with our acquisition of the operations of TSI.

We are subject to the budget constraints of the governmental agencies purchasing TSI PRISM systems, which could result in a significant decrease in our anticipated revenues. We cannot assure you that such governmental agencies will have the necessary revenue to purchase the systems even though they may want to do so. The funds available to governmental agencies are subject to various economic and political influences. Even though the TSI PRISM system may be recommended for purchase by corrections facility managers, the governmental agency responsible for the facility may not have sufficient budget resources to purchase the system. As of the date of this filing, the Company has no significant TSI PRISM sales backlog as defined by unfulfilled signed contracts.

General economic conditions. Both our RFID Technology and our Data Storage segment rely on a strong economy to support technology spending by our customers. Our Data Storage segment sells network attached storage systems to mid-sized network users. Previous deterioration in general economic conditions resulted in reduced spending by our customers for technology in general, including the products sold by us. We have the ability to reduce overhead to assist in offsetting our reduced sales volume; however, if the economic conditions were to deteriorate, we could experience a material adverse impact on our business, operating results, and financial conditions. See previous section discussing the budget constraints of our government customers.

Acts of domestic terrorism and war have impacted general economic conditions and may impact the industry and our ability to operate profitably. On September 11, 2001, acts of terrorism occurred in New York City and Washington, D.C. On October 7, 2001, the United States launched military actions on Afghanistan, and in 2003 launched military attacks on Iraq with ongoing operations in both areas. As a result of those terrorist acts and military actions, there has been a disruption in general economic activity. There may be other consequences resulting from those acts of terrorism, and any others which may occur in the future, including civil disturbance, war, riot, epidemics, public demonstration, explosion, freight embargoes, governmental action, governmental delay, restraint or inaction, quarantine restrictions, unavailability of capital, equipment, personnel, which we may not be able to anticipate. These terrorist acts and acts of war may continue to impact the economy, and in turn, reduce the demand for our products and services, which would harm our ability to make a profit. Also, as federal dollars are redirected to military efforts, they may not be available for the purchase of new federal prison monitoring systems. We are unable to predict the long-term impact, if any, of these incidents or of any acts of war or terrorism in the United States or worldwide on the U.S. economy, on us or on the price of our stock.

Future capital and liquidity needs; Uncertainty of proceeds and additional financing. The Company incurred significant losses during fiscal year 2006 and has experienced significant losses in prior years. Although management cannot assure that future operations will be profitable or that additional debt and/or equity capital will be raised, we believe that, based on our fiscal 2007 operating plan, cash flow will be adequate to meet our anticipated future requirements for working capital expenditures, scheduled lease payments and scheduled payments of interest on our indebtedness. We will need to materially reduce expenses, or raise additional funds through public or private debt or equity financing, or both, if the revenue and cash flow elements of our 2007 operating plan are not met. If additional funds are raised through the issuance of equity securities, the percentage ownership of the then current shareholders of the company will be reduced, and such equity securities may have rights, preferences or privileges senior to those of the holders of Class A Common Stock. If we need to seek additional financing to meet working capital requirements, there can be no assurance that additional financing will be available on terms acceptable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our business, operating results, financial condition and ability to continue operations will be materially adversely affected.

Recent losses; Fluctuations in operating results. We had a consolidated loss from operations of $4,591,900 for the fiscal year ending June 30, 2006, and a consolidated loss from operations of $4,311,700 for the fiscal year ending June 30, 2005. In addition, our quarterly operating results have fluctuated significantly in the past and could fluctuate significantly in the future. We anticipate that our future financial performance will be significantly impacted by our acquisition of StarTrak and our marketing efforts concerning the StarTrak and TSI RFID technology. As a result, our past quarterly operating results should not be used to predict future performance.

Intellectual property. Our primary business strategy is to develop the StarTrak and ATSI business opportunities. The long-term success of this strategy depends in part upon the StarTrak and ATSI intellectual property acquired. Although we are not currently aware of any conflicting technology rights, third parties may hold United States or foreign patents which may be asserted in the future against the StarTrak and ATSI technology, and there is no assurance that any license that might be required under such patents could be obtained on commercially reasonable terms, or otherwise. Our competitors may also independently develop technologies that are substantially equivalent or superior to our technology. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States.

Despite our efforts to safeguard and maintain our proprietary rights both in the United States and abroad, there can be no assurance that we will be successful in doing so or that the steps taken by us in this regard will be adequate to deter infringement, misuse, misappropriation or independent third-party development of our technology or intellectual property rights or to prevent an unauthorized third party from copying or otherwise obtaining and using our products or technology. Litigation may also become necessary to defend or enforce our proprietary rights. Any of such events could have a material adverse effect on our business, operating results and financial condition.

Dependence on key personnel. Our performance is substantially dependent on the services and performance of our executive officers and key employees. The loss of the services of any of our executive officers or key employees could have a material adverse effect on our business, operating results and financial condition. Our future success will depend on our ability to attract, integrate, motivate and retain qualified technical, sales, operations and managerial personnel. None of our executive officers are bound by an employment agreement or covered by key-man insurance.

Competition. Although StarTrak currently is the dominant provider of tracking, management and control services of refrigeration transport Reefer units, it can be expected that if, and to the extent that, the demand for the StarTrak technology increases, the number of competitors will likely increase. Increasing competition could adversely affect the amount of new business we are able to attract, the rates we are able to charge for our services and/or products, or both.

Although early in the market development cycle, the TSI PRISM business/technology has no current, identified direct competitors capable of the same performance levels as the TSI PRISM system. There are other companies attempting to introduce area location and monitoring technologies in the correctional facilities market who offer area or zone detection systems that are not capable of providing continuous real-time tracking at this time. However, it can be expected that if, and to the extent that, the demand for the ATSI technology increases, the number of competitors will likely increase, as will their capabilities. Increasing competition could adversely affect the amount of new business we are able to attract, the rates we are able to charge for our services and/or products, or both.

Relative to our data storage businesses, we operate in a very competitive environment, competing against numerous other companies, many of whom have greater financial resources and market position than we do.

Possible exercise and issuance of options and warrants may dilute interest of shareholders. As of the date of this prospectus, options to purchase 14,789,000 shares of our Class A Common Stock were outstanding, and the weighted average exercise price of such options was $0.78. Additionally, warrants to purchase 8,620,476 shares of our Class A Common Stock were outstanding, and the weighted average exercise price of such warrants was $0.88. To the extent that any stock options currently outstanding or granted in the future are exercised, dilution to the interests of our shareholders may occur.

NASDAQ Listing. Our Class A Common Stock currently trades on the NASDAQ Capital Market under the symbol "ALAN." However, there can be no assurance that an active trading market in our Class A Common Stock will be available at any particular future time.

In August, 2005, we received notification from NASDAQ indicating that due to the failure of the Company to maintain the minimum $1.00 bid price per share requirement, the Company's securities were subject to delisting from NASDAQ. In accordance with Marketplace Rule 4310(c) (8) (D), the Company had 180 days, or until January 31, 2006, to comply with the Rule. The minimum bid price requirement was not met by the date specified, and again in accordance with Marketplace Rule 4310(c), NASDAQ officials determined the Company met the NASDAQ Capital Market initial listing criteria except for the bid price requirement and notified the Company that it had been granted an additional 180 calendar days (until July 31, 2006) to meet the $1.00 minimum bid price requirement. In August, 2006, we received notification from NASDAQ indicating that we had not regained compliance with the minimum $1.00 bid price per share requirement and that the Company's securities would be delisted. We elected to appeal the NASDAQ Staff delisting determination and an oral hearing before the NASDAQ Listing Qualifications Panel ("Panel") was held on September 14, 2006, with representatives from the Company present. There can be no assurance that the Panel will grant the Company's request for continued listing. Pending a decision by the Panel, our Common Stock will remain listed on the NASDAQ Capital Market.

While realizing the importance of our NASDAQ listing and the effect its loss could have on the price and liquidity of our Common Stock, we received approval from our Shareholders at our Annual Meeting of Shareholders held on January 20, 2006, for a proposal authorizing a reverse split to be effected only if necessary to maintain our NASDAQ listing. This authorization, which remains in effect until December 31, 2008, will allow our Board of Directors to effect up to a one for ten reverse split if it becomes necessary to maintain our NASDAQ listing. On September 27, 2006, we announced that we are planning to effect a reverse split in mid-October 2006 in order to regain compliance with the $1.00 minimum bid price requirement so that we can maintain our NASDAQ listing.

Payment of dividends. We do not anticipate that we will pay cash dividends on our Class A Common Stock in the foreseeable future. The payment of dividends by us will depend on our earnings, financial condition, and such other factors, as our Board of Directors may consider relevant. We currently plan to retain earnings to provide for the development of our business.

Our articles of incorporation and Arizona law may have the effect of making it more expensive or more difficult for a third party to acquire, or to acquire control, of us. Our articles of incorporation make it possible for our Board of Directors to issue preferred stock with voting or other rights that could impede the success of any attempt to change control of us. Arizona law prohibits a publicly held Arizona corporation from engaging in certain business combinations with certain persons, who acquire our securities with the intent of engaging in a business combination, unless the proposed transaction is approved in a prescribed manner. This provision has the effect of discouraging transactions not approved by our Board of Directors as required by the statute which may discourage third parties from attempting to acquire us or to acquire control of us even if the attempt would result in a premium over market price for the shares of common stock held by our stockholders.

Certain provisions in our shareholder rights plan may discourage a takeover attempt. We have implemented a shareholder rights plan which could make an unsolicited takeover of our company more difficult. As a result, shareholders holding a controlling block of shares may be deprived of the opportunity to sell their shares to potential acquirers at a premium over prevailing market prices. This potential inability to obtain a premium could reduce the market price of our common stock.

The market price of our Class A Common Stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

     o   progress of our products through development and marketing;

     o announcements of technological innovations or new products by us or our competitors;

     o government regulatory action affecting our products or competitors' products in both the United States and foreign countries;

     o   developments or disputes concerning patent or proprietary rights;

     o   actual or anticipated fluctuations in our operating results;

     o   the loss of key management or technical personnel;

     o   the loss of major customers or suppliers;

     o   the outcome of any future litigation;

     o   changes in our financial estimates by securities analysts;

     o general market conditions for emerging growth and technology companies;

     o   broad market fluctuations;

     o   recovery from natural disasters; and

     o   economic conditions in the United States or abroad.

Future sales of our Class A Common Stock in the public market could adversely affect our stock price and our ability to raise funds in new equity offerings. We cannot predict the effect, if any, that future sales of shares of our common stock or the availability for future sale of shares of our common stock or securities convertible into or exercisable for our common stock will have on the market price of our common stock prevailing from time to time. For example, the availability of the shares covered by this S-3 registration statement for sale, or of common stock by our existing stockholders under Rule 144, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could materially impair our future ability to raise capital through an offering of equity securities.

                    SAFE HARBOR STATEMENTS UNDER THE PRIVATE
                    SECURITIES LITIGATION REFORM ACT OF 1995

This prospectus includes "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The safe harbor provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933 apply to forward-looking statements made by us. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negatives or variations of these terms, and other comparable terminology. In addition, any statements discussing strategy that involve risks and uncertainties are forward-looking. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. From time to time, the Company may publish or otherwise make available forward-looking statements of this nature. All such forward-looking statements are based on the expectations of management when made and are subject to, and are qualified by, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. These risks and uncertainties include, but are not limited to, the following factors, among others, that could affect the outcome of the Company's forward-looking statements: general economic and market conditions; reduced demand for information technology equipment; competitive pricing and difficulty managing product costs; development of new technologies which make the Company's products obsolete; rapid industry changes; failure by the Company's suppliers to meet quality or delivery requirements; the inability to attract, hire and retain key personnel; failure of an acquired business to further the Company's strategies; the difficulty of integrating an acquired business; undetected problems in the Company's products; the failure of the Company's intellectual property to be adequately protected; unforeseen litigation; unfavorable result of current pending litigation; the ability to maintain sufficient liquidity in order to support operations; the ability to maintain satisfactory relationships with lenders and to remain in compliance with financial loan covenants and other requirements under current banking agreements; the ability to maintain satisfactory relationships with suppliers; federal and/or state regulatory and legislative actions; customer preferences and spending patterns; the ability to implement or adjust to new technologies and the ability to secure and maintain key contracts and relationships.

Forward-looking statements involve risks and uncertainties, including those risks and uncertainties identified in the section of this prospectus beginning on page 5 titled "Risk Factors" and those risks and uncertainties identified elsewhere in, or incorporated by reference into, this prospectus. Due to these risks and uncertainties, the actual results that we achieve may differ materially from these forward-looking statements. These forward-looking statements are based on current expectations. In preparing this prospectus, we have made a number of assumptions and projections about the future of our business. These assumptions and projections could be wrong for several reasons including, but not limited to, those factors identified in the "Risk Factors" section.

You are urged to carefully review and consider the various disclosures that we make in this prospectus, any subsequent prospectus supplements and in our other reports filed with the SEC. These disclosures attempt to advise interested parties of the risk factors that may affect our business.

                ISSUANCE OF SECURITIES TO SELLING SHAREHOLDERS

The Class A common stock subject to this prospectus relates to securities issued by us to the selling shareholder pursuant to a number of separate transactions. We agreed in each of these transactions to file a registration statement, of which this prospectus is a part, to register the resale of the securities issued by us in these transactions. All of the shares of Class A common stock covered by this prospectus were "restricted securities" under the Securities Act prior to this registration. Each of the shares of Class A Common Stock includes a Right under the Shareholder Rights Plan that is also being registered in this Prospectus. The transactions under which the securities were issued are described in the following paragraphs.

The first transaction involves the issuance of 820,000 shares of Class A Common Stock and a warrant to purchase 820,000 shares of Class A Common Stock at an exercise price of $0.65 per share to The Anderson Family Trust on April 26, 2006. The offering was comprised of units sold at a price of $0.61 per unit, each unit consisting of one share of Class A Common Stock and a warrant to purchase one share of Class A Common Stock. Donald E. and Rebecca E. Anderson control the trust. Mr. Anderson is a director of the Company. Due to NASDAQ requirements, the Anderson Family Trust has agreed not to exercise the warrants until their issuance is approved by the Alanco shareholders. A proposal for such approval is slated to be on the Proxy for the next Annual Shareholders' Meeting scheduled in December 2006. This prospectus covers only the resale of the 820,000 shares of Class A Common Stock. The agreement pertaining to this transaction was filed as Exhibit 99.1 to our Form 8-K filed with the SEC on May 4, 2006.

The second transaction involves the issuance in June 2006 of 835,002 shares of Class A Common Stock and warrants to purchase 417,501 shares of Class A Common Stock at an exercise price of $0.85 per share in connection with a private offering to three accredited investors, Iroquois Master Fund Ltd, Cranshire Capital, L.P., and Rockmore Investment Master Fund Ltd. The offering was comprised of units sold at a price of $0.60 per unit, each unit consisting of one share of Class A Common Stock and a warrant to purchase one-half share of Class A Common Stock. This prospectus includes a total of 1,252,503 shares of Class A Common Stock issued in connection with this offering, including the shares of common stock underlying the warrants. The agreement pertaining to this transaction was filed as Exhibit 99.1 to our Form 8-K filed with the SEC on June 9, 2006.

The third transaction involves the issuance of Class A Common Stock and warrants to purchase additional shares of Class A Common Stock in connection with a private offering to Whalehaven Capital Fund, Ltd. completed in June 2006. The offering was comprised of units sold at a price of $0.60 per unit, each unit consisting of one share of Class A Common Stock and a warrant to purchase one-half share of Class A Common Stock. A total of 835,000 shares of Class A Common Stock were issued in the offering. In addition, three-year warrants to purchase a total of 446,725 shares of our Class A Common Stock at an exercise price of $0.85 per share were issued by us as follows: warrants to purchase 417,500 shares were issued to Whalehaven Capital Fund, Ltd., warrants to purchase 14,612 shares were issued to Midtown Partners & Co., LLC., warrants to purchase 13,152 shares were issued to J. Rory Rohan, and warrants to purchase 1,461 shares were issued to Gordon A. Maner. This prospectus includes all shares and warrants issued under the private offering. The agreement pertaining to this transaction was filed as Exhibit 99.1 to our Form 8-K filed with the SEC on June 21, 2006.

The fourth transaction involves the issuance of Class A Common Stock in connection with our acquisition of the operations of StarTrak Systems, LLC, effective June 30, 2006. This prospectus covers the resale of 3,028,515 shares of Class A Common Stock issued in connection with the acquisition as follows:
1,000,000 shares issued to Timothy P. Slifkin, President and Chief Executive Officer of StarTrak, 1,000,000 shares issued to Thomas A. Robinson, Executive Vice President of StarTrak, 875,000 shares issued to Tenix Holding, Inc., a Delaware corporation and partial owner of StarTrak Systems, LLC, and 153,515 shares issued to Cronus Partners LLC, an investment banker representing StarTrak in the transaction. The agreement pertaining to this transaction was filed as
Exhibit 99.1 to our Form 8-K filed with the SEC on June 27, 2006.

The final transaction involves the issuance of Class A Common Stock and warrants to purchase shares of Class A Common Stock in connection with a $4 million debt financing agreement closed in September 2006 with ComVest Capital LLC ("ComVest"), based in West Palm Beach, Florida. The loan has an interest rate of prime plus two and one-half percent per annum and matures in September 2010. As part of the agreement, ComVest received 500,000 shares of Class A Common Stock and five-year warrants to purchase 675,000 shares of Class A Common Stock at an exercise price of $0.72 per share. Compensation in the form of stock and warrants paid to brokers in connection with the transaction was as follows:
Midtown Partners & Co., LLC received 10,000 shares of Class A Common Stock and a five-year warrant to purchase 16,875 shares of Class A Common Stock at an exercise price of $0.72; J. Rory Rohan received 15,000 shares of Class A Common Stock and a five-year warrant to purchase 15,875 shares of Class A Common Stock at an exercise price of $0.72; and Gordon A. Maner received a five-year warrant to purchase 1,000 shares of Class A Common Stock at an exercise price of $0.72. The loan agreement and form of warrant pertaining to this transaction were filed as Exhibit 99.1 and Exhibit 99.2 to our Form 8-K filed with the SEC on October 3, 2006.

                                 USE OF PROCEEDS


All of the shares of Class A Common Stock being offered under this prospectus are offered by the selling shareholders, which term includes their transferees, pledgees or donees or other successors in interest. The proceeds from the sale of the Class A Common Stock are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale of Class A Common Stock by the selling shareholders. However, if shares to be sold by the selling shareholders are first to be acquired by them through exercise of warrants to purchase shares of Class A Common Stock as described in the previous section (See "Issuance of Securities to Selling Shareholders"), then we would have received the proceeds required for the exercise of the warrants previously, or contemporaneously to the selling shareholders' sale of such stock. Such proceeds, when and if received, would be utilized by the Company for general working capital.

                              PLAN OF DISTRIBUTION

The shares of Class A Common Stock covered by this prospectus and, if applicable, any prospectus supplements may be offered and sold from time to time in one or more transactions by the selling stockholders, which term includes their transferees, pledgees or donees or other successors in interest. These transactions may involve crosses or block transactions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares of Class A Common Stock may be sold by one or more of the following means of distribution:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o        privately negotiated transactions;

o        short sales;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o        a combination of any such methods of sale; and

o        any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares. In addition, under the securities laws of certain states, the shares of common stock may be sold in these states only through registered or licensed brokers or dealers.

We may suspend the effectiveness of the registration statement and, upon receipt of written notice from us, the selling stockholders shall cease using this prospectus if at any time we determine, in our reasonable judgment and in good faith, that sales of shares of common stock pursuant to the registration statement or this prospectus would require public disclosure by us of material nonpublic information that is not included in the registration statement and that immediate disclosure of such information would be detrimental to us.

If we suspend the effectiveness of the registration statement, we shall use our reasonable best efforts to amend the registration statement and/or amend or supplement the related prospectus if necessary and to take all other actions necessary to allow any proposed sales by the selling stockholders to take place as promptly as possible, subject, however, to our right to delay further sales of shares of common stock until the conditions or circumstances referred to above have ceased to exist or have been disclosed. We agreed with the selling stockholders that our right to delay sales of shares of common stock held by the selling stockholders will not be exercised by us more than twice in any twelve month period and will not exceed 60 days as to any single delay in any twelve month period.

We cannot assure you that the selling stockholders will sell all or any of the common stock offered under the registration statement or any amendment of it.


                              SELLING STOCKHOLDERS

The following table sets forth certain information, received through October 3, 2006, with respect to the number of shares of our Class A Common Stock beneficially owned by each selling stockholder. The information set forth below is based on information provided by or on behalf of the selling stockholders and, with regard to the beneficial holdings of the selling stockholders, is accurate only to the extent beneficial holdings information was disclosed to us by or on behalf of the selling stockholders. The selling stockholders and holders listed in any supplement to this prospectus, and any transferors, pledgees, donees or successors to these persons, may from time to time offer and sell, pursuant to this prospectus and any subsequent prospectus supplement, any and all of these shares.

Except as otherwise described below, no selling stockholder, to our knowledge, held beneficially one percent or more of our outstanding Class A Common Stock as of the date of this prospectus. Because the selling stockholders may offer all, some or none of the shares of our Class A Common Stock listed below, no estimate can be given as to the amount or percentage of our Class A Common Stock that will be held by the selling stockholders upon termination of any of the sales.

Except as indicated below, none of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities or the securities of our predecessors. We may amend or supplement this prospectus from time to time to update the disclosure set forth in it.

The shares of Class A Common Stock offered by this prospectus may be offered from time to time by the selling stockholders named below:


                                                SHARES OF CLASS A COMMON STOCK
                                                  OFFERED BY THIS PROSPECTUS
                                                AND RIGHTS ATTACHED THERETO (2)
                                    SHARES
                                   OF CLASS A
               NAMES                 COMMON                  Shares
                AND                  STOCK      Shares of   Available
            ADDRESSES OF          BENEFICIALLY   Class A       By
            THE SELLING              OWNED        Common    Exercise     Total
            STOCKHOLDERS          PRIOR TO THE    Stock        Of        Shares
                                  OFFERING (1)  Available   Warrants

Anderson Family Trust  (3)
11804 N. Sundown Drive
Scottsdale, AZ  85260                9,248,563    820,000           0     820,000

Iroquois Master Fund Ltd.  (4)
641 Lexington Avenue, 26th Floor
New York, NY  10022                    647,501    278,334     139,167     417,501

Cranshire Capital, LP  (5)
3100 Dundee Road, Suite 703
Northbrook, IL  60062                  877,501    278,334     139,167     417,501

Rockmore Investment Master Fund
Ltd. (6)
650 Fifth Avenue, 24th Floor
New York, NY  10019                    417,501    278,334     139,167     417,501

Whalehaven Capital Fund Limited
3rd Floor, 14 Par-La-Ville Road
Hamilton HM08 Bermuda  (7)           3,041,400    835,000     417,500   1,252,500

Midtown Partners & Co., LLC (8)
4902 Eisenhower Blvd.
Suite 185
Tampa, FL  33634                        62,487     10,000      31,487      41,487

J. Rory Rohan
405 Lexington Avenue
26th Floor
New York, NY  10174                     75,527     15,000      29,027      44,027

Gordon A. Maner
405 Lexington Avenue
26th Floor
New York, NY  10174                      2,461          0       2,461       2,461

Tenix Holding, Inc. (9)
c/o Louis J. Marett
Choate Hall & Stewart LLP
Two International Place                875,000    875,000           0     875,000
Boston, MA  02110

Timothy P. Slifkin (10)
47-A Lake Road
Morristown, NJ  07960                2,564,706  1,000,000           0   1,000,000

Thomas A. Robinson (11)
3 Connet Lane
Mendham, NJ  07945                   1,843,138  1,000,000           0   1,000,000

Cronus Partners LLC
101 Merritt 7
Norwalk, CT  06851                     153,515    153,515           0     153,515

ComVest Capital LLC (12)
One North Clematis, Suite 300
West Palm Beach, FL  33401           1,175,000    500,000     675,000   1,175,000
                                                ----------------------------------

TOTALS                                          6,043,517   1,572,976   7,616,493

---------------------------------

(1) The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days of the date set forth in the applicable footnote through the conversion of a security or the exercise of any stock option or other right. Percentage ownership indicated in the footnotes below is based on 49,752,816 Common Equivalent shares outstanding, which is comprised of 38,688,706 shares of Class A Common Stock, 10,088,811 shares of Series A Preferred Stock, and 975,299 shares of Series B Preferred Stock as of October 3, 2006.

(2) Each share of Class A Common Stock being registered in this Prospectus also has a Right attached to it under the Shareholder Rights Plan (described on page 17). Those Rights are also being registered in this Prospectus.

(3) Donald E. and Rebecca E Anderson, who have beneficial ownership of all of the outstanding shares of the Anderson Family Trust, have beneficial ownership of 17.85% of the Company. This includes shares owned by Programmed Land, Inc., which are beneficially owned by the Mr. and Mrs. Anderson, and shares owned directly by Mr. Anderson. Mr. Anderson is a director of the Company.

(4) Iroquois Master Fund Ltd. is the beneficial owner of 1.29% of the Company's Class A Common Stock. Joshua Silverman has voting control and investment decision over securities held by Iroquois Master Fund. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Master Fund.

(5) Cranshire Capital, LP is the beneficial owner of 1.74% of the Company's Class A Common Stock. Mitchell Kopin, President of Downsview Capital, Inc., the General Partner of Cranshire Capital, LP, has voting control and investment decision over securities held by Cranshire Capital, LP. Mr. Kopin disclaims beneficial ownership of the shares held by Cranshire Capital, LP.

(6) Rockmore Investment Master Fund Ltd is the beneficial owner of 0.84% of the Company's Class A Common Stock. Rockmore Capital, LLC ("Rockmore Capital") and Rockmore Partners, LLC ("Rockmore Partners"), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda ("Rockmore Master Fund"). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of August 5, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Rockmore Master Fund.

(7) Whalehaven Capital Fund, Ltd. is the beneficial owner of 5.97% of the Company's Class A Common Stock. Michael Finkelstein has voting control and investment decision over securities held by Whalehaven Capital Fund. Mr. Finkelstein disclaims beneficial ownership of the shares held by Whalehaven Capital Fund.

(8) Midtown Partners & Co., LLC is the beneficial owner of 0.13% of the Company's Class A Common Stock. Bruce Jordan, President of Midtown Partners & Co., LLC, has voting control and investment decision over securities held by Midtown Partners & Co., LLC. Mr. Jordan disclaims beneficial ownership of the shares held by Midtown Partners & Co., LLC.

(9) Tenix Holding, Inc. is the beneficial owner of 1.76% of the Company's Class A Common Stock. Robert Leece has voting control and investment decision over securities held by Tenix Holding. Mr. Leece disclaims beneficial ownership of the shares held by Tenix Holding.

(10) Timothy P. Slifkin is the beneficial owner of 5.11% of the Company's Class A Common Stock. Mr. Slifkin is a director of the Company and President and Chief Executive Officer of the Company's subsidiary, StarTrak Systems LLC.

(11) Thomas A. Robinson is the beneficial owner of 3.68% of the Company's Class A Common Stock. Mr. Robinson is the Executive Vice President of the Company's subsidiary, StarTrak Systems LLC.

(12) ComVest Capital LLC is the beneficial owner of 2.33% of the Company's Class A Common Stock. The managing member of ComVest Capital LLC is ComVest Capital Management LLC ("Management"), a Delaware limited liability company, the managing member of which is ComVest Group Holdings, LLC ("CGH"), a Delaware limited liability company. Michael Falk ("Falk") is the Chairman and principal member of CGH. As a result of these relationships, ComVest Capital LLC, Management, CGH, and Mr. Falk may be deemed to have a beneficial interest in shares acquired by ComVest Capital LLC.

                            DESCRIPTION OF SECURITIES

Our authorized capital consists of 75,000,000 shares of Class A Common Stock, 25,000,000 shares of Class B Common Stock, and 25,000,000 shares of preferred stock. The preferred stock is issuable in series with such designation, preferences, voting rights, privileges, and other restrictions and qualifications as our Board of Directors may establish in accordance with Arizona law. There were 38,688,706 shares of Class A Common Stock outstanding, and no shares of Class B Common Stock issued and outstanding as of October 3, 2006. There were 3,362,937 shares of Series A Convertible Preferred Stock outstanding and 75,023 shares of Series B Convertible Preferred Stock outstanding as of October 3, 2006. Shares of the Series A Convertible Preferred Stock are convertible into shares of Class A Common Stock at a rate of three shares of Class A Common Stock for every one share of Series A Convertible Preferred Stock. Shares of the Series B Convertible Preferred Stock are convertible into shares of Class A Common Stock at a rate of thirteen shares of Class A Common Stock for every one share of Series B Convertible Preferred Stock. As of October 3, 2006, options to purchase 14,789,000 shares of Class A Common Stock were outstanding, and the weighted average exercise price of such options was $0.78. In addition, as of October 3, 2006, the Company had 8,620,476 warrants to purchase Class A Common Stock outstanding, and the weighted average exercise price of such warrants was $0.88. Our Class A Common Stock is traded on the NASDAQ Capital Market under the symbol "ALAN". No other securities of the Company are currently traded on any market.

Common Stock

Holders of shares of our Class A Common Stock are entitled to one vote per share on all matters to be voted on by our shareholders. Holders of shares of Class B Common Stock are entitled to one-one hundredth of one vote per share of Class B Common Stock on all matters to be voted on by our shareholders. Our Class A Common Stock and our Class B Common Stock have cumulative voting rights with respect to the election of directors. Our bylaws require that only a majority of the issued and outstanding voting shares of common stock need be represented to constitute a quorum and to transact business at a shareholders' meeting.

Subject to the dividend rights of the holders of preferred stock, if applicable, holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds legally available.

Upon our liquidation, dissolution or winding up, after payment of creditors and holders of any of our senior securities, including preferred stock, our assets will be divided pro rata on a per share basis among the holders of the shares of common stock. Our common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our Board of Directors is authorized to issue preferred stock in one or more series and denominations and to fix the rights, preferences, privileges, and restrictions, including dividend, conversion, voting, redemption, liquidation rights or preferences, and the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change of control of our company without further action by the shareholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock.

Our Board of Directors has previously authorized the issuance of a series of preferred stock referred to as Series B Convertible Preferred Stock. Without the affirmative vote of a majority of the holders of the Series B Preferred Stock, we may not amend, alter or repeal any of the provisions of our articles of incorporation or articles of designation for the Series B Convertible Preferred Stock. We also need the affirmative vote of a majority of the holders of the Series B Convertible Preferred Stock if we want to authorize any reclassification of the Series B Convertible Preferred Stock that would adversely affect the preferences, special rights or privileges or voting power of the Series B Convertible Preferred Stock. We may not create or issue any class of stock ranking prior to the Series B Convertible Preferred Stock as to dividends or distribution of assets, or create or issue any shares of any series of the authorized preferred stock ranking prior to the Series B Convertible Preferred Stock's rights to dividends or distribution on liquidation. The Series B Convertible Preferred Stock shall have voting rights as if converted into Class A Common Stock.

Our Board of Directors has also authorized the issuance of a series of preferred stock referred to as Series A Convertible Preferred Stock. Without the affirmative vote of a majority of the holders of the Series A Preferred Stock, we may not amend, alter or repeal any of the provisions of our articles of incorporation or articles of designation for the Series A Convertible Preferred Stock. We also need the affirmative vote of a majority of the holders of the Series A Convertible Preferred Stock if we want to authorize any reclassification of the Series A Convertible Preferred Stock that would adversely affect the preferences, special rights or privileges or voting power of the Series A Convertible Preferred Stock. We may not create or issue any class of stock ranking prior to the Series A Convertible Preferred Stock (other than the existing Series B Convertible Preferred Stock) as to dividends or distribution of assets, or create or issue any shares of any series of the authorized preferred stock ranking prior to the Series A Convertible Preferred Stock's rights to dividends or distribution on liquidation. The Series A Convertible Preferred Stock shall have voting rights as if converted into Class A Common Stock.

Arizona Corporate Takeover Act and Certain Charter Provisions

We are subject to the provisions of the Arizona Corporate Takeover Act. The Arizona Corporate Takeover Act and certain provisions of our articles of incorporation and bylaws, as summarized in the following paragraphs, may have the effect of discouraging, delaying, or preventing hostile takeovers (including those that might result in a premium over the market price of our common stock), or discouraging, delaying, or preventing changes in control or management of our company.

Arizona Corporate Takeover Act

Article 1 of the Arizona Corporate Takeover Act is intended to restrict "greenmail" attempts by prohibiting us from purchasing any shares of our capital stock from any beneficial owner of more than 5% of the voting power of our company at a per share price in excess of the average market price during the 30 trading days prior to the purchase, unless

     o the 5% owner has beneficially owned the shares to be purchased for a period of at least three years prior to the purchase;

     o a majority of our shareholders (excluding the 5% owner, its affiliates or associates, and any officer or director of our company) approves the purchase; or

     o we make the offer available to all holders of shares of our capital stock.

Article 2 of the Arizona Corporate Takeover Act is intended to discourage the direct or indirect acquisition by any person of beneficial ownership of our shares (other than an acquisition of shares from us) that would constitute a control share acquisition. A "control share acquisition" is defined as an acquisition of shares by any person, when added to other shares of our company beneficially owned by such person, immediately after the acquisition entitles such person to exercise or direct the exercise of

     o   at least 20% but less than 33 1/3%;

     o   at least 33 1/3% but less than or equal to 50%; or

     o   more than 50% of the voting power of our capital stock.

The Arizona Corporate Takeover Act (1) gives our shareholders other than any person that makes or proposes to make a control share acquisition or our company's directors and officers the right to limit the voting power of the shares acquired by the acquiring person that exceed the threshold voting ranges described above, other than in the election of directors, and (2) gives us the right to redeem such shares from the acquiring person at a price equal to their fair market value under certain circumstances.

Article 3 of the Arizona Corporate Takeover Act is intended to discourage us from entering into certain mergers, consolidations, share exchanges, sales or other dispositions of our assets, liquidation or dissolution of our company, reclassification of securities, stock dividends, stock splits, or other distribution of shares, and certain other transactions with any interested shareholder (as defined in the takeover act) or any of the interested shareholder's affiliates for a period of three years after the date that the interested shareholder first acquired the shares of common stock that qualify such person as an interested shareholder, unless either the business combination or the interested shareholder's acquisition of shares is approved by a committee of our Board of Directors (comprised of disinterested directors or other persons) prior to the date on which the interested shareholder first acquired the shares that qualify such person as an interested shareholder. In addition,
Article 3 prohibits us from engaging in any business combination with an interested shareholder or any of the interested shareholder's affiliates after such three-year period unless:

     o the business combination or acquisition of shares by the interested shareholder was approved by our Board of Directors prior to the date on which the interested shareholder acquired the shares that qualified such person as an interested shareholder;

     o   the business combination is approved by our shareholders
         (excluding the interested person or any of its affiliates) at a meeting called after such three-year period; or

     o the business combination satisfies each of certain statutory requirements.

Article 3 defines an "interested shareholder" as any person (other than us and our subsidiaries) that either (a) beneficially owns 10% or more of the voting power of our outstanding shares, or (b) is an affiliate or associate of our company and who, at any time within the three-year period preceding the transaction, was the beneficial owner of 10% or more of the voting power of our outstanding shares.

Certain Charter Provisions

In addition to the provisions of the Arizona Corporate Takeover Act described above, our articles of incorporation and bylaws contain a number of provisions relating to corporate governance and the rights of shareholders. These provisions include the following:

     o the authority of our Board of Directors to fill vacancies on the Board of Directors;

     o the authority of our Board of Directors to issue preferred stock in series with such voting rights and other powers as our Board of Directors may determine;

     o a provision that, unless otherwise prohibited by law, special meetings of the shareholders may be called only by our Board of Directors, or by holders of not fewer than 10% of all shares entitled to vote at the meeting; and

     o a provision for cumulative voting in the election of directors, pursuant to Arizona law.

Shareholder Rights Plan

In addition to the shares of Class A Common Stock included in this Prospectus, we are also registering the Right per our Shareholder Rights Plan attached to each of these shares. The definition of a Right, as well as a description of our Shareholder Rights Plan, follows.

We have established a shareholder rights plan under which each share of common stock presently outstanding or which is issued hereafter prior to the "distribution date," defined below, is granted one preferred share purchase right, or a right, and each share of Series A or Series B preferred stock presently outstanding or hereafter issued prior to the distribution date, which is convertible into common stock of the Company, is granted such number of rights equal to the number of common shares such preferred stock is convertible in to. Each right entitles the registered holder to purchase from us one one-hundredth (1/100th) of a share of the series C junior participating preferred stock of the Company at a price of $25.00 per 1/100th of a series C preferred share, subject to adjustment in the event of stock dividends and similar events occurring prior to the distribution date. Each 1/100th of a series C preferred share would have voting, dividend and liquidation rights which are the approximate equivalent of one share of Class A common stock.

The rights are not exercisable until the distribution date, which is the earlier to occur of (i) 10 days following the date, or the stock acquisition date, of a public announcement that a person or group, or an acquiring person, has acquired beneficial ownership, of 25% or more of the outstanding common stock of the Company, or (ii) 10 business days, unless extended by our board, following the commencement of a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 25% or more of the outstanding common stock.

Until the distribution date, the rights will be transferred with and only with the common stock or the preferred stock, and the surrender for transfer of any certificate for common stock or preferred stock will also constitute the transfer of the rights associated with the shares represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the common stock and preferred stock as of the close of business on the distribution date, and the rights will then become separately tradable.

In the event that any person or group becomes the beneficial owner of 25% or more of the outstanding shares of common stock, other than pursuant to a tender or exchange offer for all outstanding shares of common stock at a price and on terms determined by a majority of our board who are not representatives, affiliates or associates of an acquiring person, to be at a price which is fair to our shareholders and otherwise in the best interests of our Company and our shareholders, each holder of a right, other than rights beneficially owned by, or in certain circumstances acquired from, the acquiring person or its associates or affiliates, which will be void, will thereafter have the right to receive upon exercise that number of shares of common stock, or, in certain circumstances, cash, property or other securities of our Company, having a value equal to two times the exercise price of the right. However, the rights are not exercisable following any such event until such time as the rights are no longer redeemable by us as set forth below.

In the event that after the stock acquisition date, (i) we engage in a merger or consolidation in which we are not the surviving corporation or in which shares of our common stock are converted or exchanged, other than a transaction pursuant to a qualifying offer, or (ii) 50% or more of the Company's consolidated assets or earning power are sold or transferred, proper provision will be made so that each holder of a right, other than rights which have previously been voided as set forth above, will thereafter have the right to receive, upon exercise of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

At any time after a person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, our board may exchange the rights, other than rights owned by such person or group, which have become void, in whole or in part, at an exchange ratio of one share of common stock, or 1/100th of a series C junior participating preferred share, into a share of a class or series of our preferred stock having equivalent rights, preferences and privileges, per right, subject to adjustment.

At any time until 10 days following the stock acquisition date, our board may redeem the rights in whole, but not in part, at a redemption price of $.001 per right, subject to adjustment.

Prior to the distribution date, the terms of the rights may without the consent of the holders of the rights be amended by our board in any respect whatever, except for an amendment that would change the redemption price, the exercise price of the rights, the number of 1/100ths of a series C preferred share purchasable upon exercise of the rights or the final expiration date of the rights. After the distribution date, our board may amend the rights agreement to cure any ambiguity or inconsistency, to make changes which do not adversely affect the interests of holders of rights, excluding the interest of any acquiring person, or to shorten or lengthen any time period under the rights agreement; provided, however, that no amendment to adjust the time period governing redemption may be made at such time as the rights are not redeemable. The rights will expire on June 30, 2014, unless the rights are earlier redeemed by us as described above.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Computershare Trust Company, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

                                  LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the Class A Common Stock offered hereby will be passed upon by The Law Office of Steven P. Oman, P.C., Scottsdale, Arizona. Said firm, and Steven P. Oman, owned, as of the date of this prospectus, an aggregate of 485,149 shares of our Class A Common Stock on an as-converted basis.

Lawyers and employees of The Law Office of Steven P. Oman, P.C. and entities controlled by lawyers at The Law Office of Steven P. Oman, P.C. may engage in transactions in the open market or otherwise to purchase or sell our securities from time to time.

The Company is a party to litigation which is more fully described in our Form 10-KSB for the fiscal year ended June 30, 2006, filed with the SEC on September 28, 2006.

                                     EXPERTS

The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006 have been audited by Semple & Cooper, LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 which was filed with the Securities and Exchange Commission. This prospectus and any subsequent prospectus supplements do not contain all of the information in the registration statement. We have omitted from this prospectus some parts of the registration statement as permitted by the rules and regulations of the SEC. In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents that we have filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

                      INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" information into this prospectus and any subsequent prospectus supplements, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This prospectus incorporates by reference documents which are not presented in this prospectus or delivered to you with it. The information incorporated by reference is an important part of this prospectus and any subsequent prospectus supplements. Information that we file subsequently with the SEC, but prior to the termination of this offering, will automatically update this prospectus and any outstanding prospectus supplements and supersede this information. We incorporate by reference the documents listed below and amendments to them. These documents and their amendments were previously filed with the SEC.

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

1. The description of our Class A Common Stock set forth in our registration statement on Form 10/A filed with the SEC on March 27, 1981, and any subsequent amendment or report filed for the purpose of updating this description.

2. Our Proxy Statement for our Annual Meeting of Shareholders to be held on January 20, 2006, filed with the SEC on December 9, 2005.

3. Our Form 8-K filed with the SEC on May 4, 2006.

4. Our quarterly report on Form 10-QSB for the quarter ended March 31, 2006, filed with the SEC on May 15, 2006.

5. Our amended annual report on Form 10-KSB/A for the fiscal year ended June 30, 2005, including our audited consolidated financial statements for the fiscal year ended June 30, 2005, attached thereto, filed with the SEC on June 2, 2006.

6. Our Form 8-K filed with the SEC on June 2, 2006.

7. Our Form 8-K filed with the SEC on June 9, 2006.

8. Our Form 8-K filed with the SEC on June 20, 2006.

9. Our Form 8-K filed with the SEC on June 21, 2006.

10. Our Form 8-K filed with the SEC on June 27, 2006.

11. Our Form 8-K filed with the SEC on July 6, 2006.

12. Our Form 8-K filed with the SEC on July 14, 2006.

13. Our Form 8-K filed with the SEC on July 17, 2006.

14. Our Form 8-K filed with the SEC on August 4, 2006.

15. Our Form 8-K filed with the SEC on August 25, 2006.

16. Our Form 8-K filed with the SEC on August 30, 2006.

17. Our Form 8-K filed with the SEC on September 11, 2006.

18. Our Form 10-KSB filed with the SEC on September 28, 2006.

19. Our Form 8-K filed with the SEC on October 3, 2006.

20. Our Form 8-K filed with the SEC on October 3, 2006.

We also are incorporating by reference in this prospectus and any subsequent prospectus supplements all reports and other documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of common stock. These reports and documents will be incorporated by reference in and considered to be a part of this prospectus and any subsequent prospectus supplements as of the date of filing of such reports and documents.

Upon request, whether written or oral, we will provide without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been or may be incorporated by reference in this prospectus or any prospectus supplements but not delivered with the prospectus or any subsequent prospectus supplements. You should direct any requests for this information to the office of the Secretary, at our principal executive offices, located at 15575 North 83rd Way, Suite 3, Scottsdale, AZ 85260. The telephone number at that address is (480) 607-1010.

Any statement contained in a document which is incorporated by reference in this prospectus or in any subsequent prospectus supplements will be modified or superseded for purposes of this prospectus or any subsequent prospectus supplements to the extent that a statement contained in this prospectus or incorporated by reference in this prospectus or in any prospectus supplements or in any document that we file after the date of this prospectus that also is incorporated by reference in this prospectus or in any subsequent prospectus supplements modifies or supersedes the prior statement. Any modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any subsequent prospectus supplements. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any other information. The securities offered in this prospectus may only be offered in states where the offer is permitted, and we and the selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14. Other Expenses of Issuance and Distribution.


The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by us in connection with the issuance and distribution of the securities being registered. None of the following expenses will be borne by the selling stockholders unless specifically indicated below.

Registration fee                                            $      424

Printing expenses*                                          $      100

Accounting fees, legal fees and expenses*                   $    4,500

Miscellaneous*                                              $      500

                                                            -----------

Total*                                                      $     5,524

* Estimated

Item 15. Indemnification of Directors and Officers.

The General Corporation Law of the State of Arizona allows corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, unless it is established that:

     o the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

     o the person actually received an improper personal benefit in money, property or services; or

     o in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

Under Arizona law, indemnification may be provided against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The indemnification may be provided, however, only if authorized for a specific proceeding after a determination has been made that indemnification is permissible under the circumstances because the person met the applicable standard of conduct. This determination is required to be made:

     o by the Board of Directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding or, if a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to the proceeding and who a majority of the Board of Directors designated to act in the matter;

     o by special legal counsel selected by the board or board committee by the vote set forth above, o or, if such vote cannot be obtained, by a majority of the entire board; or

     o   by the stockholders.

If the proceeding is one by or in the right of the corporation, indemnification may not be provided as to any proceeding in which the person is found liable to the corporation.


An Arizona corporation may pay, before final disposition, the expenses, including attorneys' fees, incurred by a director, officer, employee or agent in defending a proceeding. Under Arizona law, expenses may be advanced to a director or officer when the director or officer gives a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking to the corporation to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. Arizona law does not require that the undertaking be secured, and the undertaking may be accepted without reference to the financial ability of the director or officer to repay the advance. An Arizona corporation is required to indemnify any director who has been successful, on the merits or otherwise, in defense of a proceeding for reasonable expenses. The determination as to reasonableness of expenses is required to be made in the same manner as required for indemnification.


Under Arizona law, the indemnification and advancement of expenses provided by statute are not exclusive of any other rights to which a person who is not a director seeking indemnification or advancement of expenses may be entitled under any articles of incorporation, bylaw, agreement, vote of stockholders, vote of directors or otherwise.


Our bylaws provide that we shall indemnify each director, officer or employee

     o to the fullest extent permitted by the General Corporation Law of the State of Arizona, or any similar provision or provisions of applicable law at the time in effect, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was at any time serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan; and

     o to the fullest extent permitted by the common law and by any statutory provision other than the General Corporation Law of the State of Arizona in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was at any time a director, officer or employee of the corporation, or is or was at any time serving at the request of the corporation as a director, officer, or employee of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan.

Reasonable expenses incurred in defending any action, suit or proceeding described above shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer or employee to repay such amount to the corporation if it shall ultimately be determined that he is not entitled to be indemnified by us.

In addition to the general indemnification described above, Arizona law permits corporations to include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders:

     o to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received; or
     o to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

We have adopted, in our articles of incorporation, a provision that eliminates and limits the personal liability of each of our directors and officers to the full extent permitted by the laws of the State of Arizona.

Item 16. Exhibits.

        EXHIBIT
        NUMBER    DESCRIPTION OF EXHIBIT

          5       Opinion of Law Office of Steven P. Oman, P.C.

         23.1 Consent of Law Office of Steven P. Oman, P.C. (included in Exhibit 5).

         23.2     Consent of Semple & Cooper, LLP, Independent Auditors.

         24.1 Power of Attorney. Located following signature page of this Registration Statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:
(1) To file during any period in which offers or sales are being made, a post-effectove amendment to this registration statement:

         (A) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(A) and (1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(6) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on October 3, 2006.


                                        ALANCO TECHNOLOGIES, INC.
                                        an Arizona corporation


                                        By:    /s/ Robert R. Kauffman
                                               ----------------------
                                               Robert R. Kauffman
                                               Chief Executive Officer
                                               (Principal Executive Officer)

POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints jointly and severally, Robert R. Kauffman and John A. Carlson, and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

      Signature                                  Title                        Date



 /s/ Robert R. Kauffman    Chief Executive Officer (Principal Executive
 ----------------------    Officer), Director and Chairman of the Board   October 3, 2006
     Robert R. Kauffman

 /s/ John A. Carlson       Chief Financial Officer (Principal Financial
 -------------------       Officer and Principal Accounting Officer) and
     John A. Carlson                          Director                    October 3, 2006

 /s/ Harold S. Carpenter
------------------------
     Harold S. Carpenter                      Director                    October 3, 2006


 /s/ Donald E. Anderson
-----------------------
     Donald E. Anderson                       Director                    October 3, 2006

 /s/ James T. Hecker
 -------------------
     James T. Hecker                          Director                    October 3, 2006

 /s/ Thomas C. LaVoy
--------------------
     Thomas C. LaVoy                          Director                    October 3, 2006

 /s/ Timothy P. Slifkin
-----------------------
     Timothy P. Slifkin                       Director                    October 3, 2006

                                  Law Office of
                              STEVEN P. OMAN, P.C.

                           Gold Dust Corporate Center
                         10446 N. 74th Street, Suite 130
Telephone: (480) 348-1470                             Scottsdale, Arizona 85258
Facsimile: (480) 348-1471                             e-mail: soman@omanlaw.net

                                October 3, 2006
Alanco Technologies, Inc.
15575 N. 83rd Way, Suite 3
Scottsdale, Arizona 85260

Re: Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to Alanco Technologies, Inc. (the "Company") in connection with the registration by the Company of 7,616,493 shares of its Class A Common Stock (the "Shares") that may be offered and sold by certain stockholders of the Company from time to time and the Rights attached to said common stock pursuant to the Company's Shareholder Rights Plan. We have assisted the Company in the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed on the date hereof by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion is provided pursuant to the requirements of Item 16 of Form S-3 and Item 601(b) (5) of Regulation S-B.

In connection with the foregoing, we have examined, among other things, the Registration Statement and certified copies of the Company's Second Restated Articles of Incorporation, the Company's Bylaws, as amended, Resolutions of the Company's Board of Directors, the Company's Shareholder Rights Plan, and such other documents, including copies of documents containing description of the rights, privileges and liabilities of the Preferred Stock of the Company and warrant agreements.

In connection with our review, we have assumed: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (iii) the proper issuance and accuracy of certificates of officers and agents of the Company and public officials.

Based on the foregoing, we are of the opinion that (i) 6,043,517 of the Shares issued as of the date of this letter were validly issued, fully paid and nonassessable at the time of their issuance, and (ii) when 1,572,976 Shares are issued out of the Company's duly authorized Class A Common Stock pursuant to the provisions of the existing warrant agreements and the Company has received the consideration therefor in accordance with the terms of the warrant agreements, the Shares so issued will be validly issued, fully paid and non-assessable. In addition, we are of the opinion that the Rights attached to the Shares pursuant to the Company's Shareholder Rights Plan represent valid and binding obligations of the Company in accordance with the Company's Shareholder Rights Plan.

This opinion is limited to the corporate laws of the State of Arizona, including its constitution and judicial interpretations, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is rendered as of the date hereof to be effective as of the effective date of the Registration Statement, and we undertake no obligation to advise you of any changes in applicable law or other matters that may come to our attention after said effective date.

We hereby consent to be named in the Registration Statement under the heading "Legal Matters" as attorneys who passed upon the validity of the Shares and to the filing of a copy of this opinion as Exhibit 5 to the Registration Statement.

                                 Very truly yours,

                                 LAW OFFICE OF STEVEN P. OMAN, P.C.

                                 By:  /s/ Steven P. Oman
                                      ------------------
                                          Steven P. Oman

               Consent of Independent Certified Public Accountants


Alanco Technologies, Inc. and Subsidiaries


As independent certified public accountants, we hereby consent to the incorporation by reference in the S-3 registration statement of our report dated September 15, 2006, included in the Company's Form 10-KSB for the year ended June 30, 2006, and to all references to our firm included in this registration statement.



                                                     /S/ SEMPLE & COOPER, LLP



Phoenix, Arizona
October 3, 2006